Exhibit 10.1

Summary of Horace Mann Educators Corporation Non-Employee Director Compensation

Compensation Element	Amount
Chairman Annual Retainer	$75,000
Board Member Annual Retainer	$25,000
Board Meeting Fee	$1,500/live or telephonic meeting
Committee Chair Retainer	$4,000/committee (audit chair is $7,500)
Committee Meeting Fee	$1,000/meeting ($1,500 for audit; $2,500 for audit chair)
Deferred Fees	Deferred fees in the form of common stock equivalents units include a 25% matching addition.
Share-based Compensation	2,000 Restricted Stock Units (RSUs) upon joining the Board and 2,000 RSUs annually thereafter in May
Stock Ownership Guidelines	2x annual cash retainer within 5 years; must retain all restricted shares (net of taxes) until guideline is met

Retainer fees are paid in May of each year. The retainer fees are prorated to the extent that a non-employee director joins the Board after May.